Exhibit 99
DOLAN MEDIA COMPANY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Dolan Media Company
We have audited the accompanying consolidated balance sheets of Dolan Media Company and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2008 and 2007 financial statements of The Detroit Legal News Publishing, LLC, an entity in which the Company has a 35% ownership interest. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion for 2008 and 2007, insofar as it relates to the amounts included for The Detroit Legal News Publishing, LLC, for 2008 and 2007, is based solely on the report of the other auditors. The Company has a $16.2 and $17.6 million investment in and has recorded equity in earnings of $5.6 and $5.4 million of the Detroit Legal News Publishing, LLC as of and for the years ended December 31, 2008 and 2007, respectively.
We conducted our audits in accordance with standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dolan Media Company and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, which became effective on January 1, 2009.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Dolan Media Company and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 11, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
December 18, 2009

DOLAN MEDIA COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$2,456	$1,346
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,398 and $1,283 as of December 31, 2008 and 2007, respectively)	38,776	20,689
Unbilled pass-through costs	7,164	—
Prepaid expenses and other current assets	4,881	2,649
Deferred income taxes	397	259

Total current assets	53,674	24,943
Investments	17,126	18,479
Property and equipment, net	21,438	13,066
Finite-life intangible assets, net	254,917	88,946
Goodwill	118,983	79,044
Other assets	5,166	1,889

Total assets	$471,304	$226,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$12,048	$4,749
Accounts payable	9,116	6,068
Accrued pass-through liabilities	21,598	—
Accrued compensation	7,673	4,677
Accrued liabilities	2,738	2,922
Due to sellers of acquired businesses	75	600
Deferred revenue	13,014	11,387

Total current liabilities	66,262	30,403
Long-term debt, less current portion	143,450	56,301
Deferred income taxes	18,266	4,393
Deferred revenue and other liabilities	5,136	3,890

Total liabilities	233,114	94,987

Redeemable noncontrolling interest (redemption value of $16,764 as of December 31, 2008)	15,760	2,204

Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 29,955,018 and 25,088,718 shares as of December 31, 2008 and 2007, respectively	30	25
Preferred stock, $0.001 par value, authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	291,310	212,364
Accumulated deficit	(68,910)	(83,213)

Total stockholders’ equity	222,430	129,176

Total liabilities and stockholders’ equity	$471,304	$226,367

See Notes to Consolidated Financial Statements

DOLAN MEDIA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Years Ended December 31,
	2008	2007	2006
Revenues
Business Information	$90,450	$84,974	$73,831
Professional Services	99,496	67,015	37,812

Total revenues	189,946	151,989	111,643

Operating expenses
Direct operating: Business Information	31,116	28,562	26,604
Direct operating: Professional Services	36,932	23,180	11,794
Selling, general and administrative	74,257	62,088	46,715
Amortization	11,793	7,526	5,156
Depreciation	5,777	3,872	2,442

Total operating expenses	159,875	125,228	92,711
Equity in earnings of Detroit Legal News Publishing, LLC	5,646	5,414	2,736

Operating income	35,717	32,175	21,668

Non-operating expense
Interest expense, net of interest income of $138, $175 and $383 in 2008, 2007 and 2006, respectively	(7,085)	(7,284)	(6,246)
Non-cash interest expense related to interest rate swaps	(1,388)	(1,237)	(187)
Non-cash interest expense related to redeemable preferred stock	—	(66,132)	(28,455)
Break-up Fee and other income (expense), net	(1,467)	(8)	(202)

Total non-operating expense	(9,940)	(74,661)	(35,090)

Income (loss) before income taxes	25,777	(42,486)	(13,422)
Income tax expense	(9,209)	(7,863)	(4,974)

Net income (loss)	16,568	(50,349)	(18,396)

Less: Net income attributable to the redeemable noncontrolling interest	(2,265)	(3,685)	(1,913)

Net income (loss) attributable to Dolan Media Company	$14,303	$(54,034)	$(20,309)

Earnings per share — basic:
Net income attributable to Dolan Media Company	$0.53	$(3.41)	$(2.19)
Accretion of redeemable noncontrolling interest, net of tax	—	—	—

Net income attributable to Dolan Media Company common stockholders	$0.53	$(3.41)	$(2.19)

Weighted average shares outstanding — basic	26,985,345	15,868,033	9,253,972

Earnings per share — diluted:
Net income attributable to Dolan Media Company	$0.53	$(3.41)	$(2.19)
Accretion of redeemable noncontrolling interest, net of tax	—	—	—

Net income attributable to Dolan Media Company common stockholders	$0.53	$(3.41)	$(2.19)

Weighted average shares outstanding — diluted	27,112,683	15,868,033	9,253,972

See Notes to Consolidated Financial Statements

DOLAN MEDIA COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance (deficit) at December 31, 2005	8,910,000	$1	$26	$(8,870)	$(8,843)
Net loss attributable to Dolan Media Company	—	—	—	(20,309)	(20,309)
Stock—based compensation expense	—	—	52	—	52
Repurchase of common stock	(36,000)	—	(25)	—	(25)
Issuance of common stock in a business acquisition	450,000	—	250	—	250

Balance (deficit) at December 31, 2006	9,324,000	1	303	(29,179)	(28,875)
Net loss attributable to Dolan Media Company	—	—	—	(54,034)	(54,034)
Stock—based compensation expense	—	—	970	—	970
Preferred stock series C conversion	5,093,155	5	73,844	—	73,849
Initial public offering proceeds, net of underwriting discount and offering costs	10,500,000	11	137,255	—	137,266
Issuance of restricted stock, net of forfeitures	171,563	—	—	—	—
Other	—	8	(8)	—	—

Balance (deficit) at December 31, 2007	25,088,718	$25	$212,364	$(83,213)	$129,176
Net income attributable to Dolan Media Company	—	—	—	14,303	14,303
Private placement of common stock, net of offering costs	4,000,000	4	60,483	—	60,487
Issuance of common stock in a business acquisition	825,528	1	16,460	—	16,461
Issuance of common stock pursuant to the exercise of stock options under the 2007 incentive compensation plan	8,089	—	21	—	21
Stock—based compensation expense, including issuance of restricted stock (shares are net of forfeitures)	32,683	—	1,918	—	1,918
Tax benefit on stock options exercised	—	—	64	—	64

Balance (deficit) at December 31, 2008	29,955,018	$30	$291,310	$(68,910)	$222,430

See Notes to Consolidated Financial Statements

DOLAN MEDIA COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$16,568	$(50,349)	$(18,396)
Distributions received from Detroit Legal News Publishing, LLC	7,000	5,600	3,500
Distributions paid to holders of noncontrolling interest	(1,351)	(2,886)	(1,843)
Non-cash operating activities:
Amortization	11,793	7,526	5,156
Depreciation	5,777	3,872	2,442
Equity in earnings of Detroit Legal News Publishing, LLC	(5,646)	(5,414)	(2,736)
Stock-based compensation expense	1,918	970	52
Deferred income taxes	735	252	844
Change in value of interest rate swap and accretion of interest on note payable	1,593	1,608	187
Non-cash interest related to redeemable preferred stock	—	66,611	28,589
Amortization of debt issuance costs	218	744	652
Change in accounting estimate related to self-insured medical reserve	(470)	—	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(2,313)	(5,010)	(2,089)
Prepaid expenses and other current assets	(746)	(857)	(167)
Other assets	226	(664)	(194)
Accounts payable and accrued liabilities	(2,340)	5,669	2,165
Deferred revenue	1,489	(413)	145

Net cash provided by operating activities	34,451	27,259	18,307

Cash flows from investing activities
Acquisitions and investments	(182,423)	(32,977)	(53,461)
Capital expenditures	(6,601)	(7,281)	(2,430)
Other	100	130	40

Net cash used in investing activities	(188,924)	(40,128)	(55,851)

Cash flows from financing activities
Net (payments) borrowings on senior revolving note	(9,000)	9,000	(13,500)
Proceeds from borrowings or conversions on senior term notes	110,000	10,000	56,350
Proceeds from initial public offering, net of underwriting discount	—	141,593	—
Payments on senior long-term debt	(5,000)	(41,000)	(6,000)
Redemption of preferred stock	—	(101,089)	—
Proceeds from private placement of common stock, net of offering costs	60,483	—	—
Proceeds from stock options exercises	21	—	—
Capital contribution from minority partner	1,179	—	—
Payment on unsecured note payable	(1,750)	—	—
Payments of initial public offering costs	—	(4,117)	—
Payments of deferred financing costs	(407)	(929)	(784)
Tax benefit on stock options exercised	64	—	—
Other	(7)	(29)	(84)

Net cash provided by financing activities	155,583	13,429	35,982

Net increase (decrease) in cash and cash equivalents	1,110	560	(1,562)
Cash and cash equivalents at beginning of year	1,346	786	2,348

Cash and cash equivalents at end of year	$2,456	$1,346	$786

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$7,340	$5,238	$5,755
Income taxes	10,607	6,941	4,545

Supplemental disclosures of noncash investing and financing information
Due to or notes payable to sellers of acquired businesses	$75	$600	$600
Accrued offering costs included in accounts payable	—	210	—
Issuance of noncontrolling interest for acquisition	11,552	3,429	—
Issuance of common stock for acquisition	16,461	—	250
Discounted note payable for acquisition	—	2,919	—
Conversion of preferred stock	—	73,849	—
Non-cash buildout allowances	103	963	—

See Notes to Consolidated Financial Statements

DOLAN MEDIA COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Business and Significant Accounting Policies
     Nature of Business: Dolan Media Company and its subsidiaries (the “Company”) is a leading provider of business information and professional services to legal, financial and real estate sectors in the United States. The Company operates in two reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Those segments are Business Information and Professional Services. The Company’s Business Information segment supplies information to the legal, financial and real estate sectors through a variety of media, including court and commercial newspapers, business journals and the Internet. The Company’s Professional Services segment provides mortgage default processing and related services and appellate services to the legal community.
     Certain prior year amounts have been reclassified for comparability purposes within the statement of operations, resulting in an adjustment between direct operating and selling, general and administrative expenses with no impact on net income.
     A summary of the Company’s significant accounting policies follows:
     Principles of Consolidation: The consolidated financial statements include the accounts of the Company, all wholly-owned subsidiaries and an 84.7% interest in American Processing Company, LLC (APC) as of December 31, 2008. The Company accounts for the percentage interest in APC that it does not own as noncontrolling interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Actual results of operations of the companies acquired in 2008, 2007 and 2006 are included in the consolidated financial statements from the dates of acquisition.
      Retrospective Adjustments for SFAS No. 160: These consolidated financial statements include retrospective adjustments made in connection with its adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” on January 1, 2009. SFAS No. 160 is described below in “New Accounting Pronouncements.”
     Revenue Recognition: Revenue from the Company’s Business Information segment consists of display and classified advertising (including events), public notices, circulation (primarily consisting of subscriptions) and sales from commercial printing and database information. The Company recognizes display advertising, classified advertising and public notice revenue upon placement in one of its publications or on one of its web sites. The Company recognizes display and classified advertising revenues generated by sponsorships, advertising and ticket sales from local events when those events are held. Subscription revenue is recognized ratably over the related subscription period when the publication is issued. The Company recognizes other business information revenues upon delivery of the printed or electronic product to its customers. The Company records a liability for deferred revenue either when it bills advertising in advance or customers prepay for subscriptions. The Company records barter transactions at the fair value of the goods and services received or provided.
     The Company generates revenue from its Professional Services segment, in part, by providing mortgage default processing services and recognizes this revenue on a ratable basis over the period during which the services are provided. As discussed in Note 11, the Company provides these services to its law firm customers pursuant to long-term services agreements. In California, the Company also provides these services directly to mortgage lenders and loan servicers. The Company records amounts billed to its professional service customers but not yet recognized as revenues as deferred revenue. The Company also provides real estate title and related services to certain law firm customers, and recognizes revenue associated with these services over the period in which those services are performed. The Company also provides appellate services to attorneys that are filing appeals in state or federal courts and recognizes revenues for appellate services as it provides those services, which is when the court filings are made.

     In connection with mortgage default processing services provided directly to mortgage lender and loan servicers in California, the Company has pass-through items such as trustee sale guarantees, title policies, and post and publication charges. In determining whether such pass-through items should be recorded as revenue in the Company’s consolidated financial statements at the gross amount billed to the customer or at a net amount, the Company follows the guidance of Emerging Issues Task Force 99-19 (“EITF 99-19”), “Reporting Revenue Gross as a Principal versus Net as an Agent.” Accordingly, it has concluded that such expenses should be recorded at net, and has recorded them as such in its consolidated financial statements. The Company has separately shown the unbilled amount of these pass-through costs and the amount accrued on the face of the balance sheet. Billed pass-through costs are included in accounts receivable, net.
     The Company records revenues recognized for services performed but not yet billed to its customers as unbilled services. As of December 31, 2008 and 2007, the Company recorded an aggregate $13.6 million and $2.4 million, respectively, as unbilled services and included these amounts in accounts receivable on its balance sheet. The majority of these unbilled services are attributable to our mortgage default services business.
     Cash and Cash Equivalents: Cash and cash equivalents include money market mutual funds and other highly liquid investments with original maturities of three months or less at the date of acquisition. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. In the normal course of business, the Company holds cash in trust on behalf of certain of its customers. The Company segregates this cash in its books and records and does not include this cash in its balance of cash and cash equivalents.
     Accounts Receivable: The Company carries accounts receivable at the original invoice or unbilled services amount less an estimate made for doubtful accounts. The Company reviews a customer’s credit history before extending credit and establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historic trends and other information.
     Activity in the allowance for doubtful accounts was as follows (in thousands):

			Provision
			for
	Balance		Doubtful	Net Written	Balance
	Beginning	Acquisitions	Accounts	Off	Ending
2008	$1,283	$349	$718	$(952)	$1,398
2007	1,014	—	762	(493)	1,283
2006	1,175	—	312	(473)	1,014
     Investments: The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investor. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investor of between 20 percent and 50 percent, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received, limited to the extent of the Company’s investment in, advances to and commitments for the investee. The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the affiliate’s industry), then the Company would record a write-down to estimated fair value.
     Other investments, in which the Company’s ownership interest is less than 20 percent and for which the Company does not have the ability to exercise significant influence, are accounted for using the cost method of accounting. Under this method, the Company records its investment at cost and recognizes as income the amount of dividends received. Because the fair value of cost method investments is not readily determinable, the evaluation of whether an investment is impaired is determined by concerns about the investee’s ability to continue as a going concern, such as a significant deterioration in the earnings performance of the investee, negative cash flows from operations or working capital deficiencies.
     Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on property and equipment using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the remaining lease terms.
     Internal Use Software: Purchased software and capitalized costs related to internally developed software for internal use are amortized over their useful lives of three to five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Pursuant to SOP 98-1, costs are expensed as incurred during the preliminary project stage and post implementation stage. Once the capitalization criteria of SOP 98-1 has been met, internal payroll and payroll-related costs for employees who are directly associated with the internal-use computer software project (to the extent those employees devoted time directly to the project), as well as external direct costs incurred for services used in developing or obtaining internal-use computer software, are capitalized. Amortization of capitalized costs begins when the software is ready for its intended use.
     Internally Developed Software for External Use: Costs of internally developed software for external use are accounted for in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Costs are expensed until the technological feasibility of the software product has been established, and then, to the extent that management expects such costs to be recoverable against future revenues, are capitalized until the product’s general availability to customers. Capitalized software development costs are amortized over the product’s estimated economic life, beginning at the date of general availability of the product to customers. Capitalized software for external use is included in other assets in the Company’s consolidated balance sheet.
     Financial Instruments: The Company accounts for certain financial instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), which requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.
     Interest Rate Swap Agreements: Under the terms of its senior credit facility, the Company is required to manage its exposure to certain interest rate changes, and therefore uses interest rate swaps to manage the risk associated with a portion of its floating rate long-term debt. As interest rates change, the differential paid or received is recognized in interest expense for the period. In addition, the change in the fair value of the swaps is recognized as interest expense or income during each reporting period. The Company had a liability of $2.6 million and $1.2 million resulting from interest rate swaps at December 31, 2008 and 2007, respectively, which are included in other long term liabilities on the balance sheets.
     As of December 31, 2008, the aggregate notional amount of the swap agreements was $40 million, of which $15 million will mature on February 22, 2010, and $25 million will mature on March 31, 2011. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty. Total variable-rate borrowings not offset by the swap agreements at December 31, 2008 and 2007, totaled approximately $113.8 million and $17.8 million, respectively.
     Finite-Life Intangible Assets: Finite-life intangible assets include mastheads and trade names, various customer lists, covenants not to compete, service agreements and military newspaper contracts. These intangible assets are being amortized on a straight-line basis over their estimated useful lives as described in Note 5.
     Goodwill Impairment: The Company’s goodwill arose from acquisitions occurring since the Company’s formation on July 31, 2003. Goodwill represents the acquisition cost in excess of the fair values of tangible and identified intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”), the Company tests the goodwill allocated to each of its reporting units on an annual basis, and additionally if an event occurs or circumstances change that would indicate the carrying amount may be impaired. The Company’s reporting units are its Business Information segment and the two subsidiaries in its Professional Services segment, APC and Counsel Press.
     The Company tests for impairment at the reporting unit level as defined in SFAS No. 142 on November 30 of each year. This test is a two-step process. The first step used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The Company performs its annual impairment test in the fourth quarter of each year to assess recoverability, and impairments, if any, are recognized in earnings, using a November 30 measurement date. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of goodwill over the implied fair value of the goodwill. The Company determined that no impairment to goodwill occurred during the years ended December 31, 2008, 2007 and 2006.
     Other Long-Lived Assets Impairment: Other long-lived assets, such as property and equipment and finite-life intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In evaluating recoverability, the following factors, among others, are considered: a significant change in the circumstances used to determine the amortization period, an adverse change in legal factors or in the business climate, a transition to a new product or service strategy, a significant change in customer base and a realization of failed marketing efforts. The recoverability of an asset is measured by a comparison of the unamortized balance of the asset to future undiscounted cash flows.
     If the unamortized balance were believed to be unrecoverable, the Company would recognize an impairment charge necessary to reduce the unamortized balance to the amount of future discounted cash flows expected. The amount of such impairment would be charged to operations in the current period. The Company has not identified any indicators of impairment associated with its other long-lived assets.
     Income Taxes: Deferred taxes are provided on an asset and liability method where deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets would be reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets would not be realized. Deferred tax assets and liabilities would be adjusted for the effects of changes in tax laws and rates on the date of enactment. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences are expected to be available to reduce taxable income.
     The Company accounts for uncertain tax positions in accordance with FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Accordingly, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. See Note 10, Income Taxes.
     Fair Value of Financial Instruments: The carrying value of cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term nature of these instruments. The carrying value of variable-rate debt approximates fair value due to the periodic adjustments to interest rates.
     Basic and Diluted Loss Per Share: Basic per share amounts are computed, generally, by dividing net income (loss) by the weighted-average number of common shares outstanding. For those periods prior to August 7, 2007, the date on which the Company converted and/or redeemed all outstanding shares of preferred stock, including the Series C preferred stock, the Company used a two-class method of income allocation to determine net-income (loss), except during periods of net losses, because the Company believes that the Series C preferred stock was a participating security because the holders of the convertible preferred stock participated in any dividends paid on its common stock on an as converted basis. Under this method, net income (loss) is allocated on a pro rata basis to the common and Series C preferred stock to the extent that each class may share in income for the period had it been distributed. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments (see Note 13 for information on stock options) unless their effect is anti-dilutive, thereby reducing the loss per share or increasing the income per share.
     The following table computes basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Years Ended December 31,
	2008	2007	2006
Net income (loss) attributable to Dolan Media Company common stockholders	$14,303	$(54,034)	$(20,309)
Basic:
Weighted average common shares outstanding	27,073	15,932	9,254
Weighted average common shares of unvested restricted stock	(88)	(64)	—

Shares used in the computation of basic net income (loss) per share	26,985	15,868	9,254

Net income (loss) attributable to Dolan Media Company common stockholders per share — basic	$0.53	$(3.41)	$(2.19)

Diluted:
Shares used in the computation of basic net income (loss) per share	26,985	15,868	9,254
Stock options and restricted stock	128	—	—

Shares used in the computation of dilutive net income (loss) per share	27,113	15,868	9,254

Net income (loss) attributable to Dolan Media Company common stockholders per share — diluted	$0.53	$(3.41)	$(2.19)

     For the years ended December 31, 2008, 2007 and 2006, options to purchase approximately 1.1 million, 552,000 and 126,000 weighted shares of common stock, respectively, were excluded from the computation because their effect would have been anti-dilutive.
     Share-Based Compensation: The Company applies SFAS No. 123(R) “Share Based Payment” (“SFAS No. 123(R)”), which requires companies to measure all employee share-based compensation awards using a fair value method and recognize compensation cost in its financial statements.
     The Company uses the Black-Scholes option pricing model in deriving the fair value estimates of such awards. SFAS No. 123(R) requires forfeitures of share-based awards to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates. The Company estimated forfeitures based on projected employee stock option exercise behavior. If factors change causing different assumptions to be made in future periods, compensation expense recorded pursuant to SFAS No. 123(R) may differ significantly from that recorded in the current period. See Note 13 for more information regarding the assumptions used in estimating the fair value of stock options.
     Share-based compensation expense under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was approximately $1.9 million, $970,000 and $52,000, or $0.07, $0.06 and $0.01 per share, respectively, before income taxes.
     Comprehensive Income: The Company has no items of other comprehensive income in any period presented. Therefore, net income as presented in the Company’s consolidated statements of operations is equal to comprehensive income.
     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The Company believes the critical accounting policies that require the most significant assumptions and judgments in the preparation of its consolidated financial statements include: purchase accounting; revenue recognition; valuation of the Company’s equity securities prior to the Company’s initial public offering; accounting for and analysis of potential impairment of goodwill and other finite-life intangible assets; accounting for share-based compensation; income tax accounting; capitalization of internally developed software for internal and external use; and allowances for doubtful accounts.
     New Accounting Pronouncements: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a common definition for fair value to be applied to U.S. generally accepted accounting principles requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. Issued in February 2008, FSP 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” removed leasing transactions accounted for under Statement 13 and related guidance from the scope of SFAS No. 157. FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.
     The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material impact on the Company’s consolidated financial position and results of operations. The Company is currently assessing the impact of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities on its consolidated financial position and results of operations.
     SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). SFAS No. 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability
     The Company endeavors to use the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of December 31, 2008, the Company’s only financial liabilities accounted for at fair value on a recurring basis were its interest rate swaps, included in deferred revenue and other liabilities at $2.6 million. The Company has determined that the fair value of its interest rate swaps falls within Level 2 in the fair value hierarchy.
     The Company is exposed to market risks related to interest rates. Other types of market risk, such as foreign currency risk, do not arise in the normal course of its business activities. The Company’s exposure to changes in interest rates is limited to borrowings under its credit facility. However, as of December 31, 2008, the Company had swap arrangements that convert $40.0 million of its variable rate term loan into a fixed rate obligation. Under its bank credit facility, the Company is required to enter into derivative financial instrument transactions, such as swaps or interest rate caps, in order to manage or reduce its exposure to risk from changes in interest rates. The Company does not enter into derivatives or other financial instrument transactions for speculative purposes. The interest rate swaps are valued using market interest rates. As such, these derivative instruments are classified within level 2.

     In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”), which changes how the Company will account for business acquisitions. SFAS No. 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. For the Company, SFAS No. 141R is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. Upon implementation of SFAS No. 141R, the Company will be required to expense, in the period incurred, acquisition-related costs, rather than including such costs in the purchase price allocation. The Company has grown its business, in large part, through acquisitions and expects to continue to identify and acquire complementary businesses in the future. As a result, the Company expects the recording of transaction costs associated with these acquisitions as expenses will cause periodic fluctuations in its net income or loss. For example, had SFAS No. 141R been in effect for the years ended December 31, 2008, 2007 and 2006, the Company would have been required, among other things, to expense $2.2 million (including $0.6 million in expenses we wrote off in connection with acquisitions we are no longer pursuing), $0.7 million and $0.8 million, respectively. However, the Company cannot quantify the impact of this standard on its financial statements because the amount of these transaction costs will vary based on the size and complexity of each acquisition.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling interests in consolidated financial statements, an amendment of ARB No. 51” (“SFAS No. 160”), which establishes new standards governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests), in most cases, be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. For the Company, SFAS No. 160 is effective beginning January 1, 2009. The Company’s noncontrolling interest consists of the 15.3% aggregate membership interest in its subsidiary, APC, held by APC Investments, LLC, Feiwell & Hannoy Professional Corporation and the sellers of NDEx or their transferees (as a group). Under the APC operating agreement, each of the holders of the noncontrolling interest has the right, for a certain period of time, to require APC to repurchase all or any portion of the APC membership interests held by such holder. To the extent any holder timely exercises this right, the purchase price of such membership interest will be based on 6.25 times APC’s trailing twelve month earnings before interest, taxes, depreciation and amortization less the aggregate amount of any interest bearing indebtedness outstanding for APC as of the date the repurchase occurs. Because the NCI has a redeemable feature outside of the control of the Company, the Company will continue to show the NCI on the mezzanine section of the balance sheet between “Liabilities” and “Stockholders’ Equity,” rather than as a separate component of equity. Because the redeemable feature of the NCI is based upon a formula, the Company is required to adjust the NCI to either the fair value or the redemption amount at each reporting period beginning January 1, 2009. Therefore, beginning January 1, 2009, the Company has recorded its noncontrolling interest at the redemption amount, with the adjustment recorded through “additional paid-in capital” rather than directly as a charge against earnings, and has therefore employed the two-class method to calculate earnings per share based on net income attributable to its common stockholders. If SFAS No. 160 was effective at December 31, 2008, the carrying amount of the noncontrolling interest of $15.8 million would have been adjusted to reflect its redemption value of $16.8 million, resulting in a $0.6 million adjustment to additional paid-in capital (net of tax). The provisions of SFAS No. 160 have been applied to the NCI prospectively for periods after January 1, 2009, except for the presentation and disclosure requirements, which have been applied retrospectively to all periods presented in these financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). The Statement requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities. It requires companies to better convey the purpose of derivative use in terms of the risks that the company is intending to manage. Disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows are required. This Statement retains the same scope as SFAS No. 133 and is effective for the Company beginning January 1, 2009. The Company does not expect the implementation of this standard to have a material impact on its financial statements.
     In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R, and other U.S. generally accepted accounting principles (“GAAP”). FSP 142-3 is effective for the Company beginning January 1, 2009. The Company does not expect the implementation of this standard to have a material impact on its financial statements.
Note 2. Acquisitions
     The Company accounts for acquisitions under the purchase method of accounting, in accordance with SFAS No. 141, “Business Combinations.” Management is responsible for determining the fair value of the assets acquired and liabilities assumed at the acquisition date. The fair values of the assets acquired and liabilities assumed represent management’s estimate of fair values. Management determines valuations through a combination of methods which include internal rate of return calculations, discounted cash flow models, outside valuations and appraisals and market conditions. The results of the acquisitions are included in the accompanying consolidated Statement of Operations from the respective acquisition dates forward.
2008 Acquisitions:
     Legal and Business Publishers, Inc.: On February 13, 2008, the Company acquired the assets of Legal and Business Publishers, Inc., which include The Mecklenburg Times, an 84-year old court and commercial publication located in Charlotte, North Carolina, and electronic products, including www.mecktimes.com and www.mecklenburgtimes.com. For these assets, the Company paid $2.8 million, plus acquisition costs of $95,000, in cash on the closing date and an additional $500,000 in the second quarter of 2008. During the third quarter of 2008, the Company paid an additional $350,000 because the revenues it earned from the assets during the six-month period following the closing date exceeded the earn-out target set forth in the purchase agreement. Similarly, during the fourth quarter of 2008, the Company paid the final payment in the amount of $147,500 to the sellers because the revenues it earned from the assets had already exceeded the earn-out target set forth in the purchase agreement for the twelve-month period following the closing date. The Company has accounted for these payments as additional purchase price.
     Of the $3.8 million of acquired intangibles, the Company allocated $0.7 million to newspaper trade names/mastheads, which is being amortized over 30 years, and $3.1 million to advertising customer lists, which is being amortized over 10 years. The Company engaged an independent third-party valuation firm to assist it in estimating the fair value of the finite-lived intangible assets. The value of these intangibles was estimated using a discounted cash flow analysis (income approach) assuming a 17% weighted average cost of capital.
     Wilford & Geske: On February 22, 2008, APC, a majority owned subsidiary of the Company, acquired the mortgage default processing services business of Wilford & Geske, a Minnesota law firm, for $13.5 million in cash. In addition, the Company incurred acquisition costs of approximately $0.2 million. APC may be obligated to pay up to an additional $2.0 million in purchase price depending upon the adjusted EBITDA for this business during the twelve months ending March 31, 2009. In connection with the acquisition of the mortgage default processing services business of Wilford & Geske, APC appointed the managing attorneys of Wilford & Geske as executive vice presidents of APC. These assets are part of the Company’s Professional Services segment.
     In conjunction with this acquisition, APC entered into a services agreement with Wilford & Geske that provides for the exclusive referral of files from the law firm to APC for processing for an initial term of fifteen years, with such term to be automatically extended for up to two successive ten year periods unless either party elects to terminate the term then-in-effect with prior notice. Under the agreement, APC is paid a fixed fee for each foreclosure, bankruptcy, eviction, and, to a lesser extent, litigation, reduced redemption and Torrens action case file for residential mortgages that are in default referred by Wilford & Geske for processing. The fixed fee per file increases on an annual basis to account for inflation as measured by the consumer price index.
     The Company allocated $13.6 million to the long-term service agreement, which is being amortized over 15 years, representing its initial contractual term. The Company engaged an independent third-party valuation firm to assist it in estimating the fair value of the service agreement. The value of the service agreement was estimated using a discounted cash flow analysis (income approach) assuming a 3% revenue growth and an 18% discount rate.
     Minnesota Political Press: On March 14, 2008, the Company acquired the assets of Minnesota Political Press, Inc. and Quadriga Communications, LLC, which includes the publication, Politics in Minnesota, for a purchase price of $285,000 plus acquisition costs of approximately $49,000. The Company has allocated the entire purchase price to a customer list, which is being amortized over two years. These assets are part of the Company’s Business Information segment.
     Midwest Law Printing Co., Inc.: On June 30, 2008, the Company acquired the assets of Midwest Law Printing Co., Inc., which provides printing and appellate services in Chicago, Illinois. The Company paid $600,000 in cash for the assets at closing. Acquisition costs associated with this purchase were immaterial. The Company is also obligated to pay the seller $75,000 on the first anniversary of closing, which was held back to secure indemnification claims. The Company may be obligated to pay the seller up to an additional $225,000 in three annual installments of up to $75,000 each based upon the revenues it earns from the assets in each of the three years following closing. Under the asset purchase agreement, the working capital target was $25,000 at closing. Because this target was not met, the sellers paid the Company $15,000, representing the short-fall in working capital, during the 90 day period subsequent to closing. The purchase price has been allocated to a customer list, which is being amortized over seven years, and working capital in the amount of $10,000. These assets are part of the Company’s Professional Services segment.
     National Default Exchange, L.P. and related entities: On September 2, 2008, APC acquired all of the outstanding equity interests in National Default Exchange Management, Inc., National Default Exchange Holdings, LP, THP/NDEx AIV, Corp., and THP/NDEx AIV, LP (all of such entities referred to collectively as “NDEx”). NDEx provides mortgage default processing services, primarily for the law firm Barrett Daffin Frappier Turner & Engel, LLP in Texas. NDEx also provides these services to affiliates of the Barrett law firm in California and Georgia as well as directly to mortgage lenders and loan servicers in California. NDEx also operates a real estate title company. APC acquired the equity interests of NDEx for a total of $167.5 million in cash, of which $151.0 million was paid to or on behalf of the sellers of NDEx, or their designees, $15.0 million was placed in escrow to secure payment of indemnification claims and an additional $1.5 million was held back pending working capital adjustments. In addition to the cash payments, APC also issued to the sellers of NDEx an aggregate 6.1% interest in APC, which had an estimated fair market value of approximately $11.6 million on July 28, 2008, the date the parties signed the equity purchase agreement. The Company determined the value of the APC interests by using a forward-looking EBITDA for APC and the NDEx business and a 6.25 times multiplier. The Company also issued to the sellers of NDEx, or their designees, 825,528 shares of its common stock, which had a fair market value of $16.5 million based upon the average of the daily last reported closing price for a share of the Company’s common stock on the five consecutive trading days beginning on and including July 24, 2008, two trading days prior to the date the Company announced this acquisition. The Company incurred transaction costs of approximately $1.3 million in connection with the acquisition. In addition to the payments and issuance of APC interests and common stock described above, the Company may be obligated to pay the sellers of NDEx up to an additional $13.0 million in cash based upon the adjusted EBITDA for NDEx during the four complete calendar quarters following the closing of the acquisition. If the adjusted EBITDA for NDEx equals or exceeds $28.0 million during such four-quarter period, the Company will pay the sellers the maximum $13.0 million earn out payment. However, the maximum earn out payment of $13.0 million will be reduced by $7.50 for each $1.00 that NDEx’s adjusted EBITDA for such four-quarter period is less than the $28.0 million target. NDEx did not satisfy the $2.0 million working capital target set forth in the equity purchase agreement as there was an actual working capital (deficit) of $(1.4) million as of the measurement date. As a result, the Company recovered the $3.4 million shortfall by having the sellers of NDEx release the $1.5 million holdback payable to them and by taking receipt of $1.9 million out of the escrow.

     In connection with this acquisition, NDEx amended and restated its services agreement with the Barrett law firm. The services agreement provides for the exclusive referral of residential mortgage default files from the Barrett law firm to NDEx for servicing. This agreement has an initial term of twenty-five years, which term may be automatically extended for successive five year periods unless either party elects to terminate the term then-in-effect with prior notice. Under the services agreement, NDEx is paid a fixed fee for each residential mortgage default file referred by the Barrett law firm to NDEx for servicing, with the amount of such fixed fee being based upon the type of file. In addition, the Barrett law firm pays NDEx a monthly trustee foreclosure administration fee. The amount of such fee is based upon the number of files the Barrett law firm has referred to NDEx for processing during the month. NDEx may amend these fees on a quarterly basis during 2009 and on an annual basis beginning in 2010 upon notice to the Barrett law firm. However, if the Barrett law firm files a timely notice of objection to the proposed amended fees, NDEx and the Barrett law firm have agreed to negotiate amended fees that are agreeable to both parties or to retain the existing fees. In addition to the services agreement, NDEx also entered into noncompetition agreements with the key managers of NDEx and with the Barrett law firm.
     Of the total purchase price, the Company has preliminarily allocated $154.0 million to the long-term services agreement, which is being amortized over 25 years, representing its initial contractual term, $5.0 million to noncompetition agreements, which are being amortized over 5 years, and $39.3 million to goodwill. Of the $198.3 million allocated to intangibles and goodwill, approximately $159.3 million is tax deductible. The Company allocated the goodwill to its Professional Services segment. The Company has engaged an independent third-party valuation firm to assist it in determining the estimated fair value of the identified intangibles and this valuation is not yet complete. The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired in the acquisition (i.e., goodwill) because the acquired business is a complement to APC, the Company anticipates cost savings and revenue synergies through combined general and administrative and corporate functions, and NDEx provides a strategic platform to grow into new states.
     The Company has also recorded working capital for cash ($3.1 million), accounts receivable, net and unbilled pass-through costs ($22.9 million), accounts payable and accrued pass-through liabilities ($24.3 million) and other items of working capital that existed on September 2, 2008 (the closing date of the acquisition) in accordance with the terms of the equity purchase agreement. In addition, the Company recorded a preliminary estimated deferred tax liability of $13.0 million related to the preliminarily estimated difference between the tax basis and book basis of the assets acquired.
     As a result of this acquisition, the Company has a number of duplicative positions between NDEx and APC and has evaluated the elimination of these positions to achieve synergies and cost savings in combining these functions. Accordingly, the Company recorded, as additional purchase price, a liability of $1.5 million for the estimated severance costs related to involuntary employee terminations resulting from the anticipated elimination of these positions, which is expected to be paid out in cash within the next twelve months. This liability was included as goodwill in the preliminary allocation of the purchase price in accordance with SFAS No. 141and EITF Issue No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.” The Company has eliminated no positions and made no severance payments under this plan as of December 31, 2008. The Company is continuing to evaluate this plan and, as a result, the amount the Company recorded as a liability may change.
     The following table provides information on the Company’s purchase price allocations for the aforementioned 2008 acquisitions. The purchase price for each acquisition is final except the acquisition of NDEx, which is preliminary pending finalization of the following items: (1) completion of the final valuation of goodwill, intangible assets, noncontrolling interest in APC, and software associated with the acquisition; (2) finalization and full implementation of the elimination of duplicative positions resulting from this acquisition; and (3) finalization of the calculation of the deferred tax liability associated with this acquisition. The allocations of the purchase price are as follows (in thousands):

				Midwest
	Legal and		MN	Law
	Business	Wilford &	Political	Printing
	Publishers	Geske	Press	Co., Inc.	NDEx	Total
Assets acquired and liabilities assumed at their fair values:
Working capital (deficit)	$—	$—	$—	$10	$(2,895)	$(2,885)
Property and equipment	50	122	—	—	2,892	3,064
Software	—	—	—	—	7,821	7,821
Long-term service contract	—	13,573	—	—	154,000	167,573
Other finite-life intangible assets	3,792	—	334	650	5,000	9,776
Goodwill	—	—	—	—	39,339	39,339
Deferred tax liability	—	—	—	—	(13,000)	(13,000)

Total consideration, including direct expenses	$3,842	$13,695	$334	$660	$193,157	$211,688

     Other acquisition related costs: The Company wrote off $0.6 million of professional fees, in the aggregate, incurred in connection with potential acquisitions that the Company is no longer pursuing.
     Break-up fee: Pursuant to its agreement with the sellers of a business that the Company intended to acquire, the Company paid $1.5 million to such sellers during the third quarter of 2008 because the Company was unable to obtain debt financing on terms and timing satisfactory to the Company to close the acquisition. The Company has included this expense in “Break-up fee and other Income (Expense), net.”
2007 Acquisitions:
     Feiwell & Hannoy P.C.: On January 9, 2007, APC acquired the mortgage default processing service of Feiwell & Hannoy P.C., an Indiana law firm, for the following consideration: (i) $13.0 million cash, (ii) a non-interest bearing note (discounted at 13%) with a face amount of $3.5 million payable in two equal annual installments of $1.75 million beginning on January 9, 2008, and (iii) a 4.5% membership interest in APC that had an estimated fair value on January 9, 2007 of $3.4 million. In addition, the Company incurred acquisition costs of approximately $626,000. The Company used a market approach to estimate the fair value of the APC membership interest issued to Feiwell & Hannoy. In connection with the acquisition of Feiwell & Hannoy, APC appointed the managing attorneys of Feiwell & Hannoy as senior executives of APC. As a result of this acquisition, the Company’s ownership interest in APC was diluted. See Note 11 for the effects of this acquisition on the Company’s ownership interest in APC.
     Of the $20.3 million of acquired intangibles, the Company allocated $15.3 million to a long-term service agreement, which is being amortized over 15 years, representing its initial contractual term. The Company allocated the remaining $5.0 million of the purchase price to goodwill. The goodwill is tax deductible and was allocated to the Professional Services segment of the Company. The Company engaged an independent third-party valuation firm to assist it in estimating the fair value of the service agreement. The value of the service agreement was estimated using a discounted cash flow analysis (income approach) assuming a 4% revenue growth and a 24% discount rate. The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired in connection with this acquisition (i.e., goodwill) because the acquired business is a complement to APC and the Company anticipated cost savings and revenue synergies through combined general and administrative and corporate functions.
     Venture Publications Inc.: On March 30, 2007, the Company purchased the publishing assets of Venture Publications, Inc. in Jackson, Mississippi, for $2.8 million plus acquisition costs of approximately $73,000. In 2008, the Company made an additional payment of $600,000 in connection with achieving certain revenue targets within the one-year period following the close of this acquisition, and has accounted for such payment as additional purchase price. The assets included the Mississippi Business Journal and its related publishing assets and an annual business trade show. These assets are a part of the Company’s Business Information segment.
     Of the $3.4 million of acquired intangibles, the Company allocated $800,000 to newspaper trade names/mastheads, which is being amortized over 30 years; $630,000 to advertiser lists, which are being amortized over 10 years; $100,000 to subscriber lists, which are being amortized over seven years; and $1.9 million to goodwill. The goodwill is tax deductible and was allocated to the Company’s Business Information segment. The Company engaged an independent third-party valuation firm to assist it in estimating the fair value of the finite-lived intangible assets. The value of these intangibles was estimated using a discounted cash flow analysis (income approach) assuming a 13% weighted average cost of capital. The Company paid a premium over the fair value of the net tangible and identified intangible assets acquired in connection with this acquisition (i.e., goodwill) because Mississippi Business Journal represented an attractive newspaper platform with stable cash flows. In addition, the

Company expected that this acquisition would allow the Company to leverage its existing business information platform.
     Purchase of interests in APC from holders of noncontrolling interests: On November 30, 2007, the Company acquired 9.1% of the interests that Trott & Trott held in APC and 2.2% of the interests that Feiwell & Hannoy held in APC for $12.5 million and $3.1 million, respectively, plus transaction costs of $28,000. As a result of this purchase, the Company’s ownership in APC increased from 77.4% to 88.7%, leaving Trott & Trott (now APC Investments) and Feiwell & Hannoy with a noncontrolling ownership interest in APC equal to 9.1% and 2.3%, respectively. Of the $15.6 million purchase price, $2.3 million was recorded as a reduction to noncontrolling interest, representing 50% of Trott & Trott and Feiwell & Hannoy’s noncontrolling interests on November 30, 2007. The balance of $13.4 million was allocated to a customer list, which is being amortized over 13.5 years, representing the weighted average remaining life of the Trott & Trott and Feiwell & Hannoy contracts on that date. The fair value of this customer list was estimated using a discounted cash flow analysis (income approach), prepared by management, assuming a 6% average annual growth rate and a 17.4% weighted average cost of capital.
     The following table provides information on the Company’s purchase price allocation for the aforementioned 2007 acquisitions. The allocations of the purchase price is as follows (in thousands):

			APC
			Noncontrolling
	Feiwell &	Venture	Interest
	Hannoy	Publications	Purchase	Total
Assets acquired and liabilities assumed at their estimated fair market values:
APC long-term service contract	$15,300	$—	$—	$15,300
Property and equipment	565	33	—	598
Other finite-life intangible assets	—	1,530	13,357	14,887
Goodwill	5,044	1,910	—	6,954
Noncontrolling interest reduction	—	—	2,272	2,272
Operating liabilities assumed	(934)	—	—	(934)

Total consideration paid, including direct expenses	$19,975	$3,473	$15,629	$39,077

2006 Acquisitions:
     American Processing Company: On March 14, 2006, the Company purchased a majority interest of APC for (i) $40 million in cash, (ii) transaction costs of approximately $592,000, and (iii) 450,000 shares of the Company’s common stock valued at $0.56 per share. The Company’s common stock value was estimated using a discounted cash flow analysis (income approach). The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenues and costs. The significant assumptions underlying the income approach included a 13% discount rate and forecasted revenue growth rate of 4%. APC is in the business of providing mortgage default processing services for law firms.
     In conjunction with this acquisition, APC entered into a services agreement with Trott & Trott, a Michigan law firm, that provides for referral of files from the law firm to APC for processing for an initial term of fifteen years, with such term to be automatically extended for up to two successive ten year periods unless either party elects to terminate the initial or extended term then in effect. Under the agreement, APC is paid a negotiated market rate fixed fee for each file referred by the law firm for processing, with the amount of such fixed fee being based upon the type of file (foreclosure, bankruptcy, eviction or other) and the annual volume of such files. The services agreement allows APC and Trott & Trott to renegotiate these fees every two years, beginning January 2008.
     Of the $38.5 million of purchase price in excess of the tangible assets, the Company allocated $31.0 million to the services agreement, which being amortized over 15 years (the contractual period of the contract) and $7.5 million to goodwill. The value of the services contract was estimated using a discounted cash flow analysis (income approach) prepared by management and assisted by an independent third-party valuation firm assuming a 4% revenue growth and 24% discount rate. The goodwill is tax deductible and was allocated to the Professional Services segment.
     Watchman Group: On October 31, 2006, the Company purchased substantially all of the assets of Happy Sac Investment Co. (the Watchman Group in St. Louis, Missouri) for approximately $3.1 million in cash. The purchase price was allocated as follows: $1.5 million to an advertiser list which is being amortized over eleven years and $1.6 million to goodwill. The assets included court and commercial newspapers in and around the St. Louis metropolitan area. These newspapers have been combined with the Company’s existing newspaper group in Missouri which is part of the Business Information segment.
     Robert A. Tremain: On November 10, 2006, APC purchased for $3.6 million including transaction costs of $223,000, the mortgage default processing services assets of Robert A. Tremain & Associates Attorney at Law P.C. Of the $3.6 million of acquired intangible assets, the Company allocated $3.3 million to a customer relationship intangible that is being amortized over 14 years and $340,000 to a noncompete agreement that is being amortized over five years. APC entered into the long-term services contract with Robert A. Tremain & Associates on the acquisition date. The service contract provides for the referral of files from the law firm to APC. Trott & Trott subsequently acquired the legal services division of Robert A. Tremain & Associates, at which time the services contract between APC and Robert A. Tremain & Associates was terminated. At that time, any mortgage default processing services APC was to provide to Trott & Trott would be governed by the existing services agreement between APC and Trott & Trott. The value of the customer relationship intangible was estimated using a discounted cash flow analysis (income approach). The significant assumptions underlying the income approach included a 24% discount rate and forecasted revenue growth rate of 5%.
     Amounts classified as goodwill represent the underlying inherent value of the businesses not specifically attributable to tangible and finite-life intangible net assets.
     The following table provides further information on our purchase price allocations for the aforementioned 2006 acquisitions. The allocation of the purchase price is as follows (in thousands):

	APC	Other	Total
Assets acquired and liabilities assumed at their fair values:
Current assets	$1,933	$—	$1,933
Property and equipment	3,024	—	3,024
Noncompete agreement	—	340	340
APC long-term service contract	31,000	—	31,000
Other finite-life intangible assets	—	4,795	4,795
Goodwill	7,523	1,557	9,080

Operating liabilities assumed	(2,638)	—	(2,638)

Cash consideration paid, including direct expenses	$40,842	$6,692	$47,534

     Pro Forma Information (unaudited): Actual results of operations of the companies acquired in 2008, 2007 and 2006, are included in the consolidated financial statements from the dates of acquisition. The unaudited pro forma condensed consolidated statement of operations of the Company, set forth below, gives effect to these acquisitions and the purchase of interests in APC from the Company’s minority partners using the purchase method as if the acquisitions in each year occurred on January 1, 2008, 2007 and 2006, respectively. These amounts are not necessarily indicative of the consolidated results of operations for future years or actual results that would have been realized had the acquisitions occurred as of the beginning of each such year. Furthermore, the purchase price allocation of NDEx is preliminary and, when finalized, may change the pro forma amounts to the extent of the amortization of the finite-life intangibles (in thousands, except per share data):

	Pro Forma
	Years Ended December 31,
	2008	2007	2006
Total revenues	$239,373	$221,808	$193,354
Net income (loss) attributable to Dolan Media Company common stockholders	15,026	(52,527)	(19,229)

Net income (loss) attributable to Dolan Media Company common stockholders per share:
Basic	$0.55	$(3.15)	$(1.91)

Diluted	$0.54	$(3.15)	$(1.91)

Pro forma weighted average shares outstanding:
Basic	27,537	16,693	10,080

Diluted	27,665	16,693	10,080

Note 3. Investments
     Investments consisted of the following at December 31, 2008 and 2007 (in thousands):

	Accounting	Percent	December 31,
	Method	Ownership	2008	2007
Detroit Legal News Publishing, LLC	Equity	35	$16,226	$17,579
GovDelivery, Inc.	Cost	15	900	900

Total			$17,126	$18,479

     Detroit Legal News Publishing, LLC: The Company owns a 35% membership interest in The Detroit Legal News Publishing, LLC (“DLNP”). The Company accounts for this investment using the equity method. The membership operating agreement provides for the Company to receive quarterly distributions based on its ownership percentage.
     During the twelve months ended December 31, 2007 and 2006, the Company recorded additional earn out accruals of $600,000, in each period, because the actual DLNP EBITDA for those periods exceeded targets of $8.5 million and $8.0 million, respectively. This was accounted for as an increase in the DLNP customer list intangible. These earn outs were subsequently paid in 2008 and 2007.
     The difference between the Company’s carrying value and its 35% share of the members equity of DLNP relates principally to an underlying customer list at DLNP that is being amortized over its estimated economic life through 2015.
     The following table summarizes certain key information relative to the Company’s investment in DLNP as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	As of December 31,
	2008	2007
Carrying value of investment	$16,226	$17,579
Underlying finite-lived customer list, net of amortization	10,429	11,937

	Years Ended December 31,
	2008	2007	2006
Equity in earnings of DLNP, net of amortization of customer list	$5,646	$5,414	$2,736
Distributions received	7,000	5,600	3,500
Amortization expense	1,508	1,459	1,503
     According to the terms of the membership operating agreement, any DLNP member may, at any time after November 30, 2011, exercise a “buy-sell” provision, as defined, by declaring a value for DLNP as a whole. If this were to occur, each of the remaining members must decide whether it is a buyer of that member’s interest or a seller of its own interest at the declared stated value.

     DLNP publishes ten weekly legal newspapers, along with one quarterly magazine, all located in southern Michigan. Summarized financial information for DLNP as of and for the years ended December 31, 2008, 2007, and 2006 is as follows (in thousands):

	As of and for the
	Years Ended December 31,
	2008	2007	2006
Current assets	$12,895	$12,984	$9,490
Noncurrent assets	5,639	5,646	4,596

Total assets	$18,534	$18,630	$14,086

Current liabilities	$1,881	$2,509	$1,602
Noncurrent liabilities	91	—	—
Members’ equity	16,562	16,121	12,484

Total liabilities and members’ equity	$18,534	$18,630	$14,086

Revenues	$42,504	$38,382	$27,724
Cost of revenues	13,849	12,402	9,899

Gross profit	28,655	25,980	17,825
Selling, general and administrative expenses	6,482	6,276	5,673

Operating income	22,173	19,704	12,152
Interest income, net	24	61	63
Local income tax	(1,756)	(128)	(105)

Net income	$20,441	$19,637	$12,110

Company’s 35% share of net income	$7,154	$6,873	$4,239
Less amortization of intangible assets	1,508	1,459	1,503

Equity in earnings of DLNP, LLC	$5,646	$5,414	$2,736

     Estimated future intangible asset amortization expense in connection with the DLNP membership interest as of December 31, 2008, is as follows (in thousands):

For the years ending December 31,
2009	$1,508
2010	1,508
2011	1,508
2012	1,508
Thereafter	4,397

Total	$10,429

     GovDelivery, Inc.: In addition to the Company’s 15% ownership of GovDelivery, James P. Dolan, the Company’s President and Chief Executive Officer personally owns 50,000 shares of GovDelivery, Inc. He also served as a member of GovDelivery’s board of directors until his resignation in March 2008. The investment in GovDelivery, Inc. is accounted for using the cost method of accounting.

Note 4. Property and Equipment
     Property and equipment consisted of the following (in thousands):

	Estimated
	Useful
	Lives	December 31,
	(Years)	2008	2007
Land	N/A	$305	305
Buildings	30	2,526	2,151
Computers	2 — 3	8,274	4,899
Machinery and equipment	3 — 10	1,707	1,441
Leasehold improvements	3 — 8	4,322	3,677
Furniture and fixtures	3 — 7	5,122	3,877
Vehicles	4	43	47
Software	2 — 5	11,154	4,384
Software under development	N/A	627	1,111

		34,080	21,892
Accumulated depreciation and amortization		(12,642)	(8,826)

		$21,438	$13,066

Note 5. Goodwill and Finite-life Intangible Assets
     Goodwill: Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to acquired tangible and identified intangibles assets and assumed liabilities. Identified intangible assets represent assets that lack physical substance but can be distinguished from goodwill.
     The following table represents the balances as of December 31, 2008, 2007, and 2006, and changes in goodwill by segment for the years ended December 31, 2008 and 2007 (in thousands):

	Business	Professional
	Information	Services	Total
Balance as of December 31, 2006	$57,322	$15,368	$72,690
Feiwell & Hannoy P.C.	—	5,044	5,044
Venture Publications, Inc.	1,310	—	1,310

Balance as of December 31, 2007	$58,632	$20,412	$79,044
Venture Publications, Inc.*	600	—	600
NDEx	—	39,339	39,339

Balance as of December 31, 2008	$59,232	$59,751	$118,983

*	Represents additional cash payment to Venture Publications, Inc. in connection with the acquired assets achieving certain revenue targets set forth in the asset purchase price, which the Company has accounted for as additional purchase price.
     During the year ended December 31, 2008, the Company completed its annual test for impairment of goodwill and determined that there was no impairment of its goodwill for that period.
     The Company determined the fair value of its reporting units using a discounted cash flow approach and a comparative market multiple approach. In determining the fair values of its reporting units, the Company was required to make a number of assumptions. These assumptions included its actual operating results for 2008, future business plans, economic projections and market data as well as estimates by the Company’s management regarding future cash flows and operating results. The discounted cash flow assumptions are sensitive and any variance in these assumptions could have a significant effect on its determination of goodwill impairment. Further, the Company cannot predict what future events may occur that could adversely affect the reported value of the goodwill. These events include, but are not limited to, any strategic decisions the Company may make in response to economic or competitive conditions affecting its reporting units and the effect of the economic and regulatory environment on the Company’s business. If the Company is required to take an impairment charge in the future, it could have a material effect on the consolidated financial statements. However, any such charge, if taken, will not have any impact on the Company’s ability to comply with the covenants contained in our credit agreement because impairment charges are excluded from the calculation of EBITDA for purposes of meeting the fixed coverage and senior leverage ratios and because there is no net worth minimum covenant.
     The Company prepared a discounted cash flow analysis and updated all significant assumptions in light of current market and regulatory conditions. The key assumptions the Company used in preparing its discounted cash flow analysis are (1) projected cash flows, (2) risk adjusted discount rate, and (3) expected long term growth rate. Under the discounted cash flow analysis, there was no impairment of the Company’s goodwill. The Company based its market multiple approach on the valuation multiples as of November 30, 2008 (enterprise value divided by EBITDA) of a selected group of peer companies in the business information and the business process outsourcing industries. It then used an average of these multiples to determine the fair value for each of its reporting units. Under the discounted cash flow and market multiple approaches, there was no impairment of the Company’s goodwill.
     As a test of the reasonableness of the estimated fair values for its reporting units, as determined under both the discounted cash flow analysis and market multiple approach described above, the Company also compared the aggregate weighted fair value for its reporting units under these approaches to the fair value of the company, as a whole. The Company computed the company’s fair value, as of November 30, 2008, by (1) multiplying: (a) the closing price for a share of its common stock as reported by the New York Stock Exchange ($4.31) and (b) the number of outstanding shares of its common stock, and (2) adding the fair value of its long-term debt, which was the only asset or liability that the Company did not allocate to a reporting unit; and (3) adding a control premium of 30%, which the Company refers to as the “market capitalization approach.” The Company applied a control premium to its market capitalization analysis because such premiums are typically paid in acquisitions of publicly traded companies. These control premiums represent the ability of an acquirer to control the operations of the business. Using the market capitalization approach described above, the Company had an estimated fair value of $331.8 million, which is less than the fair value of its reporting units.
     After evaluating the results of each of these analyses, the Company believes that the discounted cash flow and market multiple approaches provide reasonable estimates of the fair value of its reporting units because these approaches are based on its 2008 actual results and best estimates of 2009 performance, as well as peer company valuation multiples. While the market capitalization is typically a good indicator of the reasonableness of the Company’s primary approaches in evaluating the impairment of goodwill, it does not believe this approach is a meaningful or appropriate indicator of the fair value of its business at this time.
     Finite-Life Intangible Assets: The following table summarizes the components of finite-life intangible assets as of December 31, 2008 and 2007 (in thousands except amortization periods):

		As of December 31, 2008			As of December 31, 2007
	Amortization	Gross	Accumulated		Gross	Accumulated
	Period	Amount	Amortization	Net	Amount	Amortization	Net
Mastheads and tradenames	30	$11,965	$(1,796)	$10,169	$11,298	$(1,401)	$9,897
Advertising customer lists	5—11	16,566	(6,286)	10,280	13,441	(4,736)	8,705
Subscriber customer lists	2—14	7,645	(2,666)	4,979	7,311	(1,959)	5,352
Professional services customer lists	7	7,632	(3,717)	3,915	6,982	(2,674)	4,308
Noncompete agreements	5	5,750	(666)	5,084	750	(182)	568
APC long-term service contracts	15	59,877	(8,726)	51,151	46,300	(4,810)	41,490
APC customer lists	14	13,267	(1,065)	12,202	13,357	(82)	13,275
Customer relationship	14	3,283	(496)	2,787	3,283	(267)	3,016
SunWel contract	7	3,322	(919)	2,403	2,821	(486)	2,335
NDEx long-term service contracts	25	154,000	(2,053)	151,947	—	—	—

Total intangibles		$283,307	$(28,390)	$254,917	$105,543	$(16,597)	$88,946

          Total amortization expense for finite-life intangible assets for the years ended December 31, 2008, 2007, and 2006 was approximately $11.8 million, $7.5 million, and $5.2 million, respectively. The purchase price allocation for NDEx is preliminary and, when finalized, may change the estimated annual future intangible asset amortization expense set forth below.
     Estimated annual future intangible asset amortization expense as of December 31, 2008, is as follows (in thousands):

2009	$16,790
2010	16,598
2011	16,511
2012	15,539
2013	15,140
Thereafter	174,339

Total	$254,917

     Each of the following transactions was evaluated under Emerging Issues Task Force Issue 98-3, “Determining whether a Nonmonetary Transaction involves Receipt of Productive Assets or of a Business” (EITF 98-3) and management concluded these were not businesses.
     Sunday Welcome: On October 10, 2006, the Company acquired the assets of Sunday Welcome for $3.0 million. Sunday Welcome was responsible for initiating and managing the publishing of substantially all public notices for the Company’s court and commercial newspaper in Portland, Oregon. Prior to the acquisition, the Company was required to share the revenue earned from these public notices with Sunday Welcome. The Company allocated $2.8 million to a customer relationship intangible asset that is being amortized over its expected life of seven years and $210,000 to a non-compete agreement being amortized over five years. The value of the customer relationship intangible asset was estimated using the Income Approach: Discounted Cash Flow Method. The significant assumptions underlying the income approach included a 24% discount rate and forecasted revenue growth rate of 5%. In addition, the Company paid an earn out amount of $500,000 in 2008 as certain revenue targets were attained in each of 2007 and 2008.
     The Reporter Company Printers and Publishers Inc.: On October 11, 2006, the Company purchased the appellate services assets of The Reporter Company Printers and Publishers Inc. for approximately $1.5 million. The assets included customer lists valued at $1.3 million that are being amortized over seven years and $200,000 allocated to a non-compete agreement being amortized over five years.
     dmg world media (USA) Inc.: On January 8, 2007, the Company purchased certain assets of the seller which relate to the operation of a consumer home-related show under the name “Tulsa House Beautiful” for approximately $404,000. The assets consisted of an exhibitor list valued at $404,000 that was amortized over one year.
Note 6. Long-Term Debt
     At December 31, 2008 and 2007, long-term debt consisted of the following (in thousands):

	December 31,
	2008	2007
Senior secured debt (see below):
Senior variable-rate term note, payable in quarterly installments with a balloon payment due August 8, 2014	$153,750	$48,750
Senior variable-rate revolving note due August 8, 2012	—	9,000

Total senior secured debt	153,750	57,750
Unsecured note payable	1,746	3,290
Capital lease obligations	2	10

	155,498	61,050
Less current portion	12,048	4,749

Long-term debt, less current portion	$143,450	$56,301

     Senior Secured Debt: The Company and its consolidated subsidiaries have a credit agreement with U.S. Bank, NA and other syndicated lenders, referred to collectively as U.S. Bank, for a $200.0 million senior secured credit facility comprised of a term loan facility in an initial aggregate amount of $50.0 million due and payable in quarterly installments with a final maturity date of August 8, 2014 and a revolving credit facility in an aggregate amount of up to $150.0 million with a final maturity date of August 8, 2012. The credit facility is governed by the terms and conditions of a Second Amended and Restated Credit Agreement dated August 8, 2007, as amended by the First Amendment to Second Amendment and Restated Credit Agreement dated July 28, 2008 (described below). In accordance with the terms of this credit agreement, if at any time the outstanding principal balance of revolving loans under the revolving credit facility exceeds $25.0 million, such revolving loans will convert to an amortizing term loan, in the amount that the Company designates if it gives notice, due and payable in quarterly installments with a final maturity date of August 8, 2014.
     During the year ended December 31, 2008, the Company drew $119.5 million from its credit line to fund the acquisition of the assets of Legal & Business Publishers, Inc., the acquisition of the mortgage default processing services business of Wilford & Geske, the acquisition of NDEx and general working capital needs. Pursuant to the terms of the credit agreement, the Company converted an aggregate of $110.0 million of the revolving loans under the credit facility to term loans during 2008, payable in quarterly installments with final maturity dates of August 8, 2014. At December 31, 2008, the Company had net unused available capacity of approximately $40.0 million on its revolving credit facility, after taking into account the senior leverage ratio requirements under the credit facility. The Company expects to use the remaining availability under this credit facility for working capital, potential acquisitions, and other general corporate purposes.
     As noted above, the Company and its consolidated subsidiaries entered into a First Amendment to the Second Amended and Restated Credit Agreement on July 28, 2008. In addition to approving the acquisition of NDEx (see Note 2) and waiving the requirement that the Company use 50% of the proceeds from the private placement (see Note 7) to pay down indebtedness under the credit facility, the amendment (1) reduces the senior leverage ratio the Company and its consolidated subsidiaries are required to maintain as of the last day of each fiscal quarter from no more than 4.50 to 1.00 to no more than 3.50 to 1.00 and (2) increases the interest rate margins charged on the loans under the credit facility of up to 1.0%. The Company paid approximately $407,000 in fees in connection with this amendment.
     The credit facility is secured by a first priority security interest in substantially all of the properties and assets of the Company and its subsidiaries, including a pledge of all of the stock of such subsidiaries except for the noncontrolling interests in APC. See Note 11 for information regarding the noncontrolling interest in APC. Borrowings under the credit facility accrue interest, at the Company’s option, based on the prime rate or LIBOR plus a margin that fluctuates on the basis of the ratio of the Company’s total liabilities to the Company’s pro forma EBITDA. Prior to the amendment to the credit agreement described above, the margin on the prime rate loans may fluctuate from 0% to 0.5% and the margin on the LIBOR loans could fluctuate between 1.5% and 2.5%. After that amendment, the margin may fluctuate between 0% and 1.25% on the prime rate loans and between 0% and 3.25% for LIBOR loans. If the Company elects to have interest accrue (i) based on the prime rate, then such interest is due and payable on the last day of each month, or (ii) based on LIBOR, then such interest is due and payable at the end of the applicable interest period that the Company elected, provided that if the applicable interest period is longer than three months, interest will be due and payable in three month intervals.
     At December 31, 2008, the weighted-average interest rate on the senior term note was 4.3%. The Company is also required to pay customary fees with respect to the credit facility, including an up-front arrangement fee, annual administrative agency fees and commitment fees on the unused portion of the revolving portion of its credit facility.
     The credit facility includes negative covenants, including restrictions on the Company’s and its consolidated subsidiaries’ ability to incur debt, grant liens, consummate certain acquisitions, mergers, consolidations and sales of all or substantially all of its assets, pay dividends, redeem or repurchase shares, or make other payments in respect of capital stock to its stockholders. The credit facility contains customary events of default, including nonpayment, misrepresentation, breach of covenants and bankruptcy. Prior to the amendment described above, the credit facility also required that, as of the last day of any fiscal quarter, the Company and its consolidated subsidiaries not permit their senior leverage ratio to be more that 4.50 to 1.00 and fixed charge coverage ratio to be not less than 1.20 to 1.0. Since that amendment, the senior leverage ratio may be no more than 3.50 to 1.00. The amendment did not change the fixed coverage ratio. Additionally, if the Company receives proceeds from the future sale of its securities, the Company is required to prepay to U.S. Bank fifty percent of such cash proceeds (net of cash expenses paid in connection with such sale) in payment of any then-outstanding debt unless U.S. Bank waives the requirement.

     Unsecured Note Payable: On January 8, 2007, in connection with the acquisition of Feiwell & Hannoy’s mortgage default processing services business and as partial payment of the purchase price, APC issued a non-interest bearing promissory note in favor of Feiwell & Hannoy in the principal amount of $3.5 million (discounted at 13%). The note was payable in two equal annual installments of $1.75 million, with the first installment paid on January 9, 2008, and the second installment paid on January 9, 2009. The Company had guaranteed APC’s payment obligations under this Note.
     Approximate future maturities of total debt are as follows (in thousands):

2009	$12,048
2010	13,750
2011	18,350
2012	24,950
2013 and thereafter	86,400

Total	$155,498

Note 7. Common and Preferred Stock
     Common Stock. At December 31, 2008, the Company had 70,000,000 shares of common stock authorized and 29,955,018 shares of common stock outstanding. In addition to the issuance of restricted shares of common stock to management and certain executive management employees (see Note 13), the Company also sold 4,000,000 unregistered shares of its common stock for $16.00 per share in 2008. The Company received net proceeds of approximately $60.5 million from this private placement, all of which it used to fund, in part, the acquisition of NDEx. In addition, as partial consideration for the acquisition of NDEx on September 2, 2008, the Company issued 825,528 shares of its common stock to the sellers of NDEx or their designees, as applicable.
     Preferred Stock. The Company has 5,000,000 shares of preferred stock authorized and no shares outstanding. At December 31, 2008, all authorized shares of preferred stock were undesignated. See Note 16 for changes in the designation of preferred stock occurring after December 31, 2008. Prior to the consummation of its initial public offering on August 7, 2007, the Company’s preferred stock was divided into three classes as follows:
     Series A preferred stock: The Company’s series A preferred stock ($28,700,000 at issuance) was issued in July 2003 in conjunction with the Company’s formation. Prior to the consummation of the initial public offering, there were 287,000 shares of series A preferred stock issued and outstanding. The series A preferred stock ranked senior to the common stock. The series A preferred stock was nonvoting and was entitled to an accrued dividend of 6% of the original issue price per share plus accumulated unpaid dividends, compounded annually, from the date of issuance. Cumulative unpaid dividends of approximately $2.0 million for the year ended December 31, 2006, were added to the Series A preferred stock balance on the face of the consolidated balance sheet. The series A preferred stock was subject to mandatory redemption at $100 per share, plus accumulated dividends on July 31, 2010. The Company used the proceeds of its initial public offering to redeem all issued shares of series A preferred stock as further described below under “Redemption of Preferred Stock.”
     Series B preferred stock: Prior to the initial public offering, there were no shares of series B preferred stock issued and outstanding. The series B preferred stock was entitled to a cumulative dividend at an annual rate of 6% of the original issue price per share plus accumulated unpaid dividends, compounded quarterly (which was increased to 8% effective March 2006 and subsequently reduced to 6% in July 2007), from the date of issuance.
     Series C preferred stock: The Company’s series C preferred stock was issued in September and November 2004 in conjunction with its acquisition of Lawyers Weekly, Inc. and related refinancing. Prior to the consummation of the initial public offering, there were 38,132 shares of series C preferred stock issued and outstanding. In connection with the issuance of the series C preferred stock, the Company sold each share of series C preferred stock for $1,000, raising approximately $38,132,000. The series C preferred stock ranked senior to the series A preferred stock and the common stock. The series C preferred stock voted as if converted into common stock. The series C preferred stock was subject to mandatory redemption of $1,000 per share plus accumulated dividends on July 31, 2010. In addition to the mandatory redemption, each share of series C preferred stock was entitled to convert into (i)

one share of $1,000 redemption value series B cumulative redeemable shares, (ii) approximately 5 shares of series A preferred stock at December 31, 2007, and (iii) approximately 135 shares of common stock. The series C preferred stock was entitled to a cumulative dividend at an annual rate of 6% of the original issue price per share plus accumulated unpaid dividends, compounded quarterly (which was increased to 8% effective March 2006 and subsequently reduced to 6% in July 2007), from the date of issuance. The Company recorded the reduction in the dividend as a $2.8 million decrease in non-cash interest expense related to redeemable preferred stock in the year ended December 31, 2007.
     The series C had been accounted for at fair value under SFAS No. 150 because it had a stated redemption date. In addition, although the series C was convertible into other shares, these shares into which the series C was convertible also had the same mandatory redemption date, except for the common shares. However on the issuance date of the series C, the common stock portion of the conversion feature was considered to be a non-substantive feature and therefore disregarded in the mandatorily redeemable determination. The estimated fair value of the series C was affected by the fair value of such common stock. Accordingly, the increase or decrease in the fair value of this security has been recorded as either an increase or decrease in interest expense at each reporting period. During the years ended December 31, 2007 and 2006, respectively, the Company recorded the related dividend accretion for the change in fair value of the series C preferred stock in the amounts of $64.9 million and $26.5 million, respectively, as interest expense. The interest expense recorded by the Company for the dividend accretion for the change in fair value of its series C preferred stock for 2007 was for the period up to August 7, 2007, the date on which all shares of series C preferred stock were converted into shares of series A preferred stock, series B preferred stock and common stock and on which the Company redeemed all shares of series A preferred stock and series B preferred stock, including those issued upon conversion of the series C preferred stock. Given the absence of an active market for the Company’s common stock, the Company conducted a contemporaneous valuation analysis to help it estimate the fair value of the Company’s common stock that was used to value the conversion option for the 2006 periods. A variety of objective and subjective factors were considered to estimate the fair value of the common stock. Factors considered included contemporaneous valuation analysis using the income and market approaches, the likelihood of achieving and the timing of a liquidity event, such as an initial public offering or sale of the Company, the cash flow and EBITDA-based trading multiples of comparable companies, including the Company’s competitors and other similar publicly-traded companies, and the results of operations, market conditions, competitive position and the stock performance of these companies. In particular, the Company used the current value method to determine the estimated fair value of its securities by allocating its enterprise value among its different classes of securities. The Company considered such method more applicable than the probability weighted expected return method because of the terms of its redeemable preferred stock.
     During 2007, the Company used the initial public offering price of $14.50 per share as the fair value of its common stock to determine the fair value of the series C preferred stock and to calculate the non-cash interest expense related to redeemable preferred stock. The series C preferred stock had been recorded on the balance sheet net of unaccreted issuance costs of $479,000 at December 31, 2006. During 2007, the Company wrote off all unaccreted issuance costs of $412,000 as all shares of series C preferred stock (including all accrued and unpaid dividends) were converted into shares of series A preferred stock, series B preferred stock and an aggregate of 5,093,155 shares of common stock in connection with the Company’s initial public offering.
     Redemption of Preferred Stock. On August 7, 2007, the Company used $101.1 million of the net proceeds of the initial public offering to redeem all of the outstanding shares of series A preferred stock (including all accrued and unpaid dividends and shares issued upon conversion of the series C preferred stock) and series B preferred stock (including shares issued upon conversion of the series C preferred stock). As a result of the redemption, there are no shares of preferred stock issued and outstanding as of December 31, 2007. The Company has not recorded any non-cash interest expense related to its preferred stock for the period after its redemption on August 7, 2007.
Note 8. Employee Benefit Plans
     The Company sponsors a defined contribution plan for substantially all employees. Company contributions to the plan are based on a percentage of employee contributions. The Company’s cost of the plan was approximately $1,129,000, $992,000, and $801,000 in 2008, 2007, and 2006, respectively.

Note 9. Leases
     The Company leases office space and equipment under certain noncancelable operating leases that expire in various years through 2017. Rent expense under operating leases in 2008, 2007 and 2006 was approximately $5.2 million, $4.3 million, and $4.0 million, respectively. The Company’s subsidiaries, Lawyers Weekly Inc. and APC, sublease office space from Trott & Trott, in a building owned by a partnership, NW13 LLC, a majority of which is owned by David A. Trott (See Note 11 for a description of certain related party relationships).
               Approximate future minimum lease payments under noncancelable operating leases are as follows (in thousands):

	NW13	Other	Total

Year ending December 31:
2009	$343	$4,797	$5,140
2010	354	4,562	4,916
2011	365	4,208	4,573
2012	92	3,116	3,208
2013	—	2,155	2,155
Thereafter	—	3,136	3,136

	$1,154	$21,974	$23,128

Note 10. Income Taxes
     Components of the provision for income taxes at December 31, 2008, 2007 and 2006 are as follows (in thousands):

	December 31,
	2008	2007	2006

Current federal income tax expense	$6,859	$6,657	$3,826
Current state and local income tax expense	1,615	954	458
Deferred income taxes	735	252	690

	$9,209	$7,863	$4,974

     The following is a summary of the deferred tax components as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Accruals	$138	$257
Allowance for doubtful accounts	499	505
Interest rate swap	1,032	482
Deferred rent	569	518
Depreciation	321	419
Stock Compensation	432	298
Other	617	222

	3,608	2,701

Deferred tax liabilities:
Amortization and intangible assets	(5,372)	(4,579)
Partnership investments	(15,865)	(1,897)
Prepaid Expenses	(240)	(359)

	(21,477)	(6,835)

Net deferred tax liabilities	$(17,869)	$(4,134)

     The components giving rise to the net deferred income tax liabilities described above have been included in the accompanying consolidated balance sheets as follows (in thousands):

	December 31,
	2008	2007
Current assets	$397	$259
Long-term liabilities	(18,266)	(4,393)

Net deferred tax liabilities	$(17,869)	$(4,134)

     The total tax expense differs from the expected tax expense (benefit) from continuing operations, computed by applying the federal statutory rate to the Company’s pretax income (loss), as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Tax expense (benefit) at statutory federal income tax rate	$8,229	$(16,160)	$(5,232)
State income tax expense (benefit), net of federal effect	799	596	(498)
Non-deductible interest expense on preferred stock	—	23,146	10,632
Other permanent items	167	166	(10)
Other discrete items including rate change and state benefits	14	115	82

	$9,209	$7,863	$4,974

     The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no adjustment in the liability for unrecognized income tax benefits. At the adoption date of January 1, 2007, the Company had $153,000 of unrecognized income tax benefits, including interest and net of federal benefit. The Company had $197,000 of gross unrecognized tax benefits as follows:

	Years Ended December 31,
	2008	2007
Unrecognized tax benefits balance at January 1	$262	$197
Increase for tax positions taken in a prior year	—	—
Increase for tax positions taken in the current year	39	75
Settlements with taxing authorities	—	—
Lapse of the statue of limitations	(24)	(10)

Unrecognized tax benefits balance at December 31	$277	$262

The total amount of unrecognized tax benefits that would affect the Company’s effective tax rate, if recognized, is $180,000 as of December 31, 2008.
     The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of income tax expense in its consolidated statement of operations. As of December 31, 2008 and 2007, the Company had approximately $29,000 and $38,000, respectively, of accrued interested related to uncertain tax positions.
     The Company does not anticipate any significant increases or decreases in unrecognized tax benefits within the next twelve months. The Company will continue to accrue insignificant amounts of interest expense.
     The Company is subject to U.S. federal income tax, as well as income tax of multiple state jurisdictions. Currently, the Company is not under examination in any jurisdiction. For federal purposes, tax years 2000 to 2008 remain open to examination as a result of earlier net operating losses being utilized in recent years. The statute of limitations remains open on the earlier years for three years subsequent to the utilization of net operating losses. For state purposes, the statute of limitations remains open in a similar manner for states in which the Company’s operations have generated net operating losses. In 2008, the Internal Revenue Service commenced and completed an audit of the Company’s federal tax returns for the years ended December 31, 2006 and 2005. Their examination resulted an additional income tax expense of $122,000 for 2008.
Note 11. Major Customers and Related Parties
     APC has six law firm customers. APC has entered into services agreements with these customers that provide for the exclusive referral of mortgage default and other files for processing. APC’s agreements with Trott & Trott, P.C., Feiwell & Hannoy Professional Corporation, and Wilford & Geske, have terms of fifteen years, which renew automatically for successive ten year periods unless either party elects to terminate the term then-in-effect upon prior written notice. NDEx’s agreements with the Barrett law firm and its affiliates have terms of twenty-five years, which renew automatically for successive five year periods unless either party elects to terminate the term then-in-effect upon prior written notice. These customers pay APC (or NDEx) monthly for its services.
     David A. Trott, chairman and chief executive officer of APC, is also the managing attorney of Trott & Trott, P.C., a customer of APC. The term of APC’s services agreement with Trott & Trott expires in 2021, but is subject to two successive automatic renewals as described above. Mr. Trott owns a majority interest in Trott & Trott. Until February 2008, Trott & Trott also owned a 9.1% interest in APC, when it assigned its interest in APC to APC Investments, LLC, a limited liability company owned by the shareholders of Trott & Trott, including Mr. Trott and APC’s two executive vice presidents in Michigan. Together, these three individuals own approximately 98.0% of APC Investments. APC also pays Net Director, LLC and American Servicing Corporation for services provided to APC. Mr. Trott has an 11.1% and 50.0% ownership interest in Net Director and American Servicing Corporation, respectively. In the first quarter of 2009, APC and Trott & Trott agreed to increase the fixed fee per file APC receives for each mortgage foreclosure, bankruptcy, eviction, litigation and other mortgage default file Trott & Trott refers to APC for processing under APC’s service agreement with Trott & Trott. Mr. Trott and his family members own 80.0% of Legal Press, LLC, which owns 10.0% of the outstanding membership interests of DLNP, in which the Company owns a 35.0% interest. In addition, Mr. Trott serves as a consultant to DLNP under a consulting agreement and Trott & Trott has an agreement with DLNP to publish its foreclosure notices in DLNP’s publications.
     In addition to APC Investments, Feiwell & Hannoy Professional Corporation and the sellers of NDEx, a number of who are key attorneys or shareholders of the Barrett law firm and/or its affiliates, also own noncontrolling interests in APC. Feiwell & Hannoy has owned its interest in APC since January 8, 2007 when APC acquired its mortgage default processing business. At January 1, 2008, Feiwell & Hannoy owned a 2.3% interest in APC. Its interest in APC was diluted to 2.0% in connection with the acquisition of the mortgage default processing services business of Wilford & Geske. See Note 2 for more information about the Company’s acquisition of the mortgage default processing business of Wilford & Geske. In connection with this acquisition, APC made a capital call in which Feiwell & Hannoy declined to participate. The Company contributed Feiwell & Hannoy’s portion of the capital call to APC. Michael J. Feiwell and Douglas J. Hannoy, senior executives of APC in Indiana, are shareholders and principal attorneys of Feiwell & Hannoy. Its interest in APC, along with the interest of APC Investments, was further diluted as a result of APC’s acquisition of NDEx. See Note 2 for more information about the acquisition of NDEx. To fund, in part, the acquisition of NDEx, APC made a capital call in which only Dolan APC, LLC (the Company’s wholly owned subsidiary) participated. On September 2, 2008, APC issued 6.1% of its outstanding membership interests in APC to the sellers of NDEx, or their designees, as applicable. As a result of these transactions, the Company’s, APC Investments’ and Feiwell & Hannoy’s ownership interests in APC were diluted. At December 31, 2008, the Company and APC’s noncontrolling interest holders owned the following interests in APC:

Percent of Outstanding
Member	Membership Interests of APC
Dolan APC, LLC (the Company’s wholly-owned subsidiary)	84.7%
APC Investments, LLC (an affiliate of Trott & Trott)	7.6%
Feiwell & Hannoy, Professional Corporation	1.7%
Sellers of NDEx (as a group) (affiliates of Barrett law firm)	6.1%
     The sellers of NDEx included Michael C. Barrett, Jacqueline M. Barrett, Mary A. Daffin, Robert F. Frappier, James C. Frappier, Abbe L. Patton and Barry Tiedt, all of whom are or were employees of NDEx. Each of these individuals, except Michael C. Barrett (who passed away in January 2009), Jacqueline M. Barrett, Abbe L. Patton and Barry Tiedt, are also key attorneys and/or shareholders of the Barrett law firm.
     Professional Services revenues and accounts receivables from services provided to the holders of noncontrolling interests in APC or their affiliates were as follows:

			Barrett law firm
	Trott & Trott	Feiwell & Hannoy	(and affiliates)
As of and for the year ended December 31, 2008
Revenues	$41,266	$12,939	$18,269
Accounts receivable*	$4,052	$4,171	$6,386
As of and for the year ended December 31, 2007
Revenues	$39,780	$12,120	$—
Accounts receivable*	$3,486	$2,258	$—

*	Includes billed and unbilled services

     Several of the Company’s executive officers and current or past members of its board of directors, their immediate family members and affiliated entities, held shares of the Company’s series A preferred stock and series C preferred stock prior to the Company’s initial public offering. These individuals, entities and funds owned approximately 90% of the Company’s series A preferred stock and 99% of its series C preferred stock and received an aggregate of $97.3 million and 5,079,961 shares of our common stock upon consummation of the redemption.
Note 12. Reportable Segments
     The Company’s two reportable segments consist of its Business Information Division and its Professional Services Division. Reportable segments were determined based on the types of products sold and services performed. The Business Information Division provides business information products through a variety of media, including court and commercial newspapers, weekly business journals and the Internet. The Business Information Division generates revenues from display and classified advertising (including events), public notices, circulation (primarily consisting of subscriptions) and sales from commercial printing and database information. The Professional Services Division comprises two operating units providing support to the legal market. These are Counsel Press, LLC, which provides appellate services, and American Processing Company (APC) and its wholly-owned subsidiary, NDEx, which provides mortgage default processing and related services. Both of these operating units generate revenues through fee-based arrangements.
     Information as to the operations of the two segments as presented to and reviewed by the Company’s chief operating decision maker, who is its Chief Executive Officer, is set forth below. The accounting policies of each of the Company’s segments are the same as those described in the summary of significant accounting policies (see Note 1). Segment assets or other balance sheet information is not presented to the Company’s chief operating decision maker. Accordingly, the Company has not presented information relating to segment assets. Furthermore, all of the Company’s revenues are generated in the United States. Unallocated corporate level expenses, which include costs related to the administrative functions performed in a centralized manner and not attributable to particular segments (e.g., executive compensation expense, accounting, human resources and information technology support), are reported in the reconciliation of the segment totals to related consolidated totals as “Corporate” items. There have been no significant intersegment transactions for the years reported.
     These segments reflect the manner in which the Company sells its products to the marketplace and the manner in which it manages its operations and makes business decisions. The tables below reflect summarized financial information concerning the Company’s reportable segments for the years ended December 31, 2008, 2007 and 2006.
Reportable Segments
Years Ended December 31, 2008, 2007, and 2006

	Business	Professional
	Information	Services	Corporate	Total
	(In thousands)
2008
Revenues	$90,450	$99,496	$—	$189,946
Operating expenses	69,488	63,503	9,314	142,305
Amortization and depreciation	4,965	11,752	853	17,570
Equity in Earnings of DLNP, LLC	5,646	—	—	5,646

Operating income (loss)	$21,643	$24,241	$(10,167)	$35,717

2007
Revenues	$84,974	$67,015	$—	$151,989
Operating expenses	63,377	40,664	9,789	113,830
Amortization and depreciation	4,436	6,442	520	11,398

	Business	Professional
	Information	Services	Corporate	Total
	(In thousands)
Equity in Earnings of DLNP, LLC	5,414	—	—	5,414

Operating income (loss)	$22,575	$19,909	$(10,309)	$32,175

2006
Revenues	$73,831	$37,812	$—	$111,643
Operating expenses	57,317	23,315	4,481	85,113
Amortization and depreciation	3,742	3,550	306	7,598
Equity in Earnings of DLNP, LLC	2,736	—	—	2,736

Operating income (loss)	$15,508	$10,947	$(4,787)	$21,668

Note 13. Share-Based Compensation
     The Company currently has in place the 2007 Incentive Compensation Plan, adopted by the Board of Directors on June 22, 2007, and subsequently approved by the stockholders holding the required number of shares of the Company’s capital stock entitled to vote on July 9, 2007. Under this plan, the Company may grant incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, substitute awards and dividend awards to employees of the Company, non-employee directors of the Company or consultants engaged by the Company.
     Also on June 22, 2007, the Board adopted the Dolan Media Company Employee Stock Purchase Plan, which was approved by the stockholders holding the required number of shares of the Company’s capital stock entitled to vote on July 9, 2007. The Employee Stock Purchase Plan allows the employees of the Company and its subsidiary corporations to purchase shares of the Company’s common stock through payroll deductions. The Company has not yet determined when it will make the benefits under this plan available to employees. The Company has reserved 900,000 shares of its common stock for issuance under this plan and there are no shares issued and outstanding under this plan.
     The Company applies SFAS No. 123(R), which requires compensation cost relating to share-based payment transactions to be recognized in the financial statements based on the estimated fair value of the equity or liability instrument issued. The Company uses the Black-Scholes option pricing model in deriving the fair value estimates of share-based awards. All inputs into the Black-Scholes model are estimates made at the time of grant. The Company used the SAB 107 “Share-Based Payment” simplified method to determine the expected life of options it had granted. The risk-free interest rate was based on the U.S. Treasury yield for a term equal to the expected life of the options at the time of grant. The Company also made assumptions with respect to expected stock price volatility based on the average historical volatility of a select peer group of similar companies. Stock-based compensation expense related to restricted stock is based on the grant date price and is amortized over the vesting period. Forfeitures of share-based awards are estimated at time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates. Forfeitures were estimated based on the percentage of awards expected to vest, taking into consideration the seniority level of the award recipients. For stock options issued, the Company has assumed a seven percent forfeiture rate for all awards issued to non-executive management employees and non-employee directors, and a zero percent forfeiture rate for all awards issued to executive management employees. For restricted stock issued, the company has assumed a ten percent forfeiture rate on all restricted stock awards issued to non-management employees, a seven percent forfeiture rate on all restricted stock awards issued to non-executive management employees, and a zero percent forfeiture rate on restricted stock awards issued to a limited number of executive employees.
     Total share-based compensation expense for years ended December 31, 2008, 2007 and 2006, was approximately $1.9 million, $970,000 and $52,000, respectively, before income taxes.
     The Company has reserved 2,700,000 shares of its common stock for issuance under its incentive compensation plan, of which there were 1,134,753 shares available for issuance under the plan as of December 31, 2008.
     Stock Options. The incentive stock options issued in 2006 were granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant and expire 10 years from the date of grant. These options vest and become exercisable over a three-year period, with a quarter of the options vesting on the date of grant and an additional one-quarter of the options vesting on the first, second and third anniversary of the date of grant. At December 31, 2008, there were 84,374 incentive stock options vested. The non-qualified stock options issued in

2008 and 2007 were issued to executive management, non-executive management employees and non-employee directors under the 2007 Incentive Compensation Plan. The options issued under this plan generally vest in four equal annual installments commencing on the first anniversary of the grant date. The options expire seven years after the grant date. At December 31, 2008, there were 204,507 non-qualified stock options vested.
     Share-based compensation expense for the options under SFAS No. 123(R) for the years ended December 31, 2008, 2007 and 2006, was approximately $1.3 million, $469,000 and $52,000, respectively, before income taxes.
     The Company receives a tax deduction for certain stock option exercises and disqualifying stock dispositions during the period the options are exercised or the stock is sold, generally for the excess of the price at which the options are sold over the exercise prices of the options. For the year ended December 31, 2008, there were stock option exercises and disqualifying stock dispositions which triggered $64,000 in tax benefits, therefore net cash provided by financing activities was increased.
     For the year ended December 31, 2008, net cash proceeds from the exercise of stock options was immaterial.
     The following weighted average assumptions were used to estimate the fair value of stock options granted during the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	28.0%	28.0%	55.0%
Risk free interest rate	3.0 — 3.27%	3.39 — 4.60%	4.75%
Expected term of options	4.75 years	4.75 years	7 years
Weighted average grant date fair value	$4.89 - $5.42	$4.76	$1.35
     The following table represents stock option activity for the year ended December 31, 2008:

				Weighted Average
		Weighted	Weighted	Remaining
	Number of	Average Grant	Average	Contractual Life
	Shares	Date Fair Value	Exercise Price	(in Years)
Outstanding options at December 31, 2007	992,667	$4.34	$13.03	6.87
Granted	440,750	4.91	16.59	—
Exercised	(8,089)	1.44	2.54	—
Canceled or forfeited	(72,336)	4.51	13.84	—

Outstanding options at December 31, 2008	1,352,992	4.54	14.21	6.06

Options exercisable at December 31, 2008	288,881	$3.78	$10.99	6.18

     At December 31, 2008, the aggregate intrinsic value of options outstanding was approximately $0.5 million, and the aggregate intrinsic value of options exercisable was approximately $0.4 million. At December 31, 2008, there was approximately $4.1 million of unrecognized compensation cost related to outstanding options, which is expected to be recognized over a weighted-average period of 2.9 years.
     Restricted Stock Grants. The restricted shares issued to non-executive management employees, as well as a limited number of executive management employees, will vest in four equal annual installments commencing on the first anniversary of the grant date. The restricted shares issued to non-management employees will vest in five equal installments commencing on the date of grant and each of the four anniversaries of the grant date. Stock-based compensation expense related to restricted stock is based on the grant date price and is amortized over the vesting period.
     A summary of the status of the Company’s nonvested restricted stock as of December 31, 2008, is as follows:

		Weighted Average
	Number	Grant Date Fair
	of Shares	Value
Nonvested, December 31, 2007	152,789	$14.54
Granted	54,139	16.52
Vested	(36,176)	14.70
Canceled or forfeited	(21,456)	15.00

Nonvested, December 31, 2008	149,296	15.30

     Share-based compensation expense related to grants of restricted stock for the year ended December 31, 2008 and 2007, was approximately $613,000 and $501,000, respectively, before income taxes. Total unrecognized compensation expense for unvested restricted shares of common stock as of December 31, 2008 was approximately $1.7 million, which is expected to be recognized over a weighted average period of 2.8 years.
Note 14. Contingencies and Commitments
     Litigation: From time to time, the Company is subject to certain claims and lawsuits that have been filed in the ordinary course of business. Although the outcome of these matters cannot presently be determined, it is management’s opinion that the ultimate resolution of these matters will not have a material adverse effect on the results of operations or the financial position of the Company.
     APC: Under the terms of APC’s operating agreement, the Company is required to distribute, on a monthly basis, the excess of APC’s earnings before interest, depreciation and amortization, less debt service with respect to any interest-bearing indebtedness of APC, capital expenditures and working capital to each of APC’s members. The distributions are made pro-rata in relation to the common membership interests each member owns. In addition, each of the noncontrolling interest holders has the right to require APC to repurchase all or any portion of the APC membership interest held by them. For APC Investments and Feiwell and Hannoy, this right is exercisable for a period of six months following August 7, 2009. For the sellers of NDEx, each as members of APC, this right is exercisable for a period of six months following September 2, 2012. To the extent any noncontrolling interest holder of APC timely exercises this right, the purchase price would be based upon 6.25 times APC’s trailing twelve month earnings before interest, taxes, depreciation and amortization less the aggregate amount of any interest bearing indebtedness outstanding for APC as of the date the repurchase occurs. The aggregate purchase price would be payable by APC in the form of a three-year unsecured note bearing interest at a rate equal to prime plus 2.0%.
Note 15. Selected Quarterly Financial Data (unaudited)
     The following table sets forth selected unaudited quarterly financial data for the years ended December 31, 2008, 2007 and 2006. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the results of such periods when read in conjunction with the annual financial statements and related notes.

Quarterly Financial Data
(Unaudited)
(in thousands)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
2008

Revenues	$41,511	$41,553	$47,884	$58,998	$189,946

Operating income	9,762	8,194	7,810	9,951	35,717
Net income attributable to Dolan Media Company	4,007	4,397	2,453	3,446	14,303

Basic earnings per share	0.16	0.18	0.09	0.12	0.53
Diluted earnings per share	0.16	0.17	0.09	0.12	0.53

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
2007

Revenues	35,695	37,055	38,324	40,915	151,989

Operating income	8,239	7,632	8,303	8,001	32,175
Net income (loss) attributable to Dolan Media Company	(27,786)	(21,858)	(7,515)	3,125	(54,034)

Basic earnings (loss) per share	(2.98)	(2.34)	(0.38)	0.13	(3.41)
Diluted earnings (loss) per share	(2.98)	(2.34)	(0.38)	0.12	(3.41)
     A summary of significant events occurring in 2008 and 2007 that may assist in reviewing the information provided above follows:
     2008. On February 25, 2008, APC acquired the mortgage default processing services business of Wilford and Geske and, on September 2, 2008, acquired NDEx, who provides mortgage default processing services primarily to the Barrett law firm. On July 28, 2008, to fund, in part, the purchase price of NDEx, the Company issued 4,000,000 shares of its common stock to 24 accredited investors under the terms of a securities purchase agreement. On September 2, 2008, as partial consideration for the acquisition of NDEx, the Company issued 825,528 shares of its common stock to the sellers of NDEX or their designees, as applicable.
     2007. On January 9, 2007, APC acquired the mortgage default processing services business of Feiwell & Hannoy, Professional Corporation. On August 7, 2007, the Company completed its initial public offering and converted all outstanding shares of series C preferred stock into shares of common stock, series A preferred stock and series B preferred stock. At that same time, the Company redeemed all outstanding shares of preferred stock, including shares issued upon the conversion of its series C preferred stock. As a result of the conversion and redemption, the Company has not recorded non-cash interest expense since August 7, 2007 and does not expect to record non-cash interest expense in future periods. On November 30, 2007, the Company also acquired 11.3% of the outstanding noncontrolling interests of APC from its noncontrolling interest holders, increasing its ownership in APC to 88.7% at December 31, 2007.
Note 16. Subsequent Events
Stockholder Rights Plan. On January 29, 2009, the Company’s board of director designated 5,000 shares of Series A Junior Participating Preferred Stock, which are issuable upon the exercise of rights as described in the Stockholder Rights Plan adopted by the Company on the same date. The rights to purchase 1/10,000 of a share of the Series A Junior Participating Preferred Stock for each share of common stock were issued to the Company’s stockholders of record on February 9, 2009.
Liability for severance related costs in connection with acquisition of NDEx. In the second quarter of 2009, the Company eliminated certain positions at APC and NDEx in connection with the plan of restructuring described in Note 2 in connection with the acquisition of NDEx and made aggregate payments of approximately $453,000. Also in the second quarter, the Company completed its plan of restructuring and determined that it will not be eliminating any additional positions under this restructuring plan. Accordingly, the Company reduced the liability to zero as a purchase price adjustment to goodwill.
GovDelivery, Inc. In August 2009, the Company made an additional investment in GovDelivery, Inc. by purchasing 1,000,000 shares of its preferred stock for $1,000,000. Prior to this investment, the Company had accounted for its ownership in GovDelivery using the cost method of accounting because the Company only owned approximately 15.0% of GovDelivery’s outstanding voting stock (on an as-converted basis) and did not have the ability to exert influence. The additional investment increased the Company’s ownership in GovDelivery to 21.9% of the outstanding voting stock of GovDelivery (on an as-converted basis). As a result, the Company has determined that it will account for this investment using the equity method beginning with the three and nine month periods ended September 30, 2009.

Albertelli. On October 1, 2009, APC entered into an asset purchase agreement with James E. Albertelli, P.A., The Albertelli Firm, P.C., Albertelli Title, Inc. and James E. Albertelli (collectively, the “Albertelli Sellers”), under the terms of which APC acquired the mortgage default processing services and certain title assets of the Albertelli Sellers on that date. APC paid $7.0 million in cash at closing, held back an additional $1.0 million to secure the Albertelli Sellers’ obligations under the asset purchase agreement (including payment of any indemnification claims and working capital adjustments) and will pay an additional $2.0 million in equal installments of $1.0 million on each of October 1, 2010 and 2011, respectively. In addition, APC may be obligated to pay the Albertelli Sellers up to an additional $9.0 million in three annual installments of up to $3.0 million each. The amount of these annual cash payments will be based upon the adjusted EBITDA for the acquired mortgage default processing services and related title business during the twelve calendar months ending on each of September 30, 2010, 2011, and 2012. The Company used available cash to fund the closing payment.
     In addition, APC also entered into a twenty-year services agreement with James E. Albertelli, P.A. which provides for the exclusive referral of residential mortgage default and related files from the law firm to APC for processing in Florida.
DiscoverReady. On November 2, 2009, the Company acquired an 85% equity interest in DiscoverReady, LLC. The Company paid the sellers $28.9 million in cash at closing and placed an additional $3.0 million in escrow pursuant to the terms of an escrow agreement to secure the sellers’ obligations under the purchase agreement. After closing, DR Holdco LLC holds a 15% noncontrolling interest in DiscoverReady. The individual sellers of DiscoverReady, along with other DiscoverReady employees, own all of the equity interests of DR Holdco. The Company used $22.9 million in a combination of cash on the balance sheet at September 30, 2009 and cash flow from operations since September 30, 2009, as well as $9.0 million from its revolving line of credit, to fund the closing payments made in connection with this acquisition.
     The Company will be required to record on its balance sheet an adjustment for that portion of DiscoverReady which it does not own as a noncontrolling interest. Because the redeemable feature of this noncontrolling interest is based on fair value, the Company is not required to record this adjustment as an item affecting net income attributable to Dolan Media Company common stockholders.
Second Amendment to Credit Agreement. In connection with the acquisition of DiscoverReady, LLC described above, the Company and its subsidiaries amended its credit agreement with the syndicate of lenders that are party to that agreement. Under the terms of this amendment, the lenders consented to the acquisition of DiscoverReady and no changes were made to the material terms of the credit agreement. The Company paid $0.5 million in fees to the lenders in connection with this amendment.